Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey 08837

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-202625 and Form S-8 Nos. 333-203867 and 333-215662 of ContraVir Pharmaceuticals, Inc. of our report dated September 28, 2017, relating to the consolidated financial statements, which appears in this Form 10-K for the year ended June 30, 2017. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

September 28, 2017